                                                                  Exhibit 10.10

                                    [PLEXUS LOGO]



               Confidential Materials omitted and filed separately
                        with the Securities and Exchange
                     Commission. Asterisks denote omissions.

                  COMPREHENSIVE PROFESSIONAL SERVICES AGREEMENT

This Agreement is hereby entered into on this 25th day of August, 1999 and between Arrowpoint Communications, 235 Littleton Road, Westford, MA 018886,(hereinafter "Customer") and Plexus Corp. of 55 Jewelers Park Drive, Neenah, WI 54956, (along with its wholly-owned subsidiaries Technology Group Inc., and Electronic Assembly Corporation, hereafter collectively referred to as "Plexus".)

A. PRODUCT DEVELOPMENT AND PROTOTYPE PHASE

The terms and conditions set forth in this Section A, Product Development and Prototype Phase, as well as the terms and conditions set for in Section C, Standard Terms and Conditions, shall be applicable to this portion of the Agreement.

     1.  PROGRAM

         Plexus will undertake for the Customer a Program (which includes a Prototype Production Run) defined in the accompanying Proposal which this Agreement is part of. The activity described in the accompanying Proposal will be referred to as the "Program". Prototype Services further include, but not limited to, assembly labor, parts, manufacturing defect analysis "MDA" testing and printed circuit board "PCB" layout.

         a) At the Customers request, Plexus will provide a monthly detailed engineering report showing progress of the agreed to Program and schedule.

         b) From time to time, Plexus and the customer may redefine, revise, enlarge, amend, abandon, or undertake a new phase of activity as an addition to the Program. These revisions to the Program shall be defined in writing and agreed upon by both parties. Any additional cost associated with the revisions shall be quoted by Plexus and authorized by the Customer before work can proceed on them. Except for appropriate changes in objectives, schedules and budgets, all additional work shall be conducted under the terms of this Agreement.

         c) Unit cost estimates provided in this Proposal or during the course of the Product Development Phase are not binding and are for informal use only.

         d) Sections B.1."Definitions" and B. h. regarding "Engineering Changes" of this Agreement shall further apply to all Prototype Services herein.

     2.  DRAWINGS, RECORDS AND MODELS

         Customer agrees to provide to Plexus drawings, records and models, assembly drawings, bill of materials, approved vendor list ("AVL") and Gerber files. All records, sketches, original drawings, photographs, prototypes, assembly drawings, bill of materials, AVL, Gerber files or finished models and the use thereof are the exclusive property of the Customer. Normally any such items, which are of continuing value to the Customer, are returned to the Customer. In order to avoid questions regarding value, the customer will issue written instructions to Plexus within sixty (60) days following termination or completion of the Product Development and Prototype Phase for the disposition all such items. Plexus is authorized to determine the disposition of any such items, which are not covered by written instructions.

         At the completion of the Product Development and Prototype Phase, the customer will receive hard copies and/or magnetic medium of the files generated as a result of the Product Development and Prototype Phase. These deliverables are described in the Proposal. Customer will be responsible for maintaining the deliverables in a suitable environment. Plexus will assume no responsibility for archiving the deliverables at the completion of the Product Development and Prototype Phase, unless otherwise negotiated or agreed upon between the parties.

     3.  COMMITMENT TO MANUFACTURE

         Customer understands that PLEXUS desires to manufacture the product at the end of the program. Customer understands that manufacturing of the product by a competitor of PLEXUS is undesirable to PLEXUS. Should Customer manufacture the product outside Customer's facilities, Customer will work with PLEXUS in good faith to ensure that PLEXUS is awarded the manufacture of the product. Manufacturing decisions will be based on competitive analysis and capability requirements.

     4.  PROTOTYPE UNITS

         Engineering and Pre-production Prototypes: During the Product Development and Prototype Phase, Plexus may generate several versions of the unit to verify design concepts. The number of prototypes and/or pre-production units that Plexus will deliver to the Customer is outlined in the body of the proposal. These prototypes may or may not meet the requirements of the product specification. Once these units are built, any modifications (hardware, software, or mechanical) required as a result of further testing will be done by Plexus on a time and material basis.

     5.  ON-GOING SUPPORT

         At the conclusion of the Product Development and Prototype Phase of the Program, Plexus and the Customer will jointly review the entire Program to assure compliance with the Program Specifications. When this has been completed, Plexus will notify the Customer in writing that this Phase has been completed, and the Customer will have thirty (30) days to respond by identifying errors or omissions they believe should be corrected by Plexus under this Agreement. After that period, the Customer requests for on-going support will be handled on a time and materials basis at Plexus' then current billing rates.

     6.  COMPENSATION, CHARGES, AND BILLING

         a) Unless other specific arrangements are agreed upon, Plexus will invoice the Customer each month for services rendered up to the total amount specified in the Proposal. Invoices are subject to terms of NET AMOUNT DUE IN THIRTY (30) DAYS following the date of the invoice.

         b) The parties agree to work in good faith on prototype unit machine and assembly labor rates in connection with this Agreement, which shall be calculated in a manner and similar to the Parts and Labor Pricing Estimate ("Pricing Model Estimate") set forth in Attachment A, attached hereto and made a part hereof. The parties further agree that this Pricing Model Estimate shall be used for estimating and budgetary purposes only and that prototype pricing may change from time to time due to market fluctuations, components pricing and other variables.

         c) Unless specifically stated to the contrary in the Proposal, the following parts and/or services are not included in the base Proposal and may be an additional billing monthly as costs are incurred:

            Parts, PCBs and freight which may be required for project, breadboard and/or prototypes, which shall be calculated in a manner and similar to the Parts and Labor Pricing Model Estimate ("Pricing Model Estimate") set forth in Attachment A, attached hereto and made a part hereof. The parties further agree that this Pricing Model shall be used for estimating and budgetary purposes only and that prototype pricing may change from time to time due to market fluctuations, components pricing and other variables.

            i. Tooling charges for custom components such as graphics, plastics, metal, etc. - actual cost plus 10%.

            ii. Telephone, fax, and travel expenses incurred by Plexus in pursuing the customers objectives and directives - actual cost.

            iii. Any travel required by Plexus in pursuing the Customer's objectives and directives will be billed at the normal hourly rate of the personnel performing the work for the Customer, with a maximum day billing of 8 hours plus any expenses incurred.

            iv. Services of consultants or other outside personnel retained by Plexus will be invoiced to the customer at a rate commensurate with Plexus' in-house rates or actual cost plus 10%.

            v. NRE and Tooling: Mark-up percentage on NRE is 10%.Plexus will make reasonable efforts to minimize tooling and NRE charges including competitive quoting. Customer has the right to review NRE and tooling quotes. Customer has the right to alternatively source NRE materials if NRE if pricing cannot be mutually agreed upon between the parties.

     7.  PRODUCT DEVELOPMENT AND PROTOTYPE CANCELLATION

         During the Product Development and Prototype Phase, Customer may cancel this project upon providing forty-five (45) days written notice to Plexus. In such an event, the Customer shall be responsible for all expenses incurred through the effective date of cancellation, including, but not limited to, all labor undertaken and all materials purchases or ordered prior to said effective date.

     8.  ADVANCED PROCUREMENT OF COMPONENTS

         Plexus may, at its sole discretion, with Customer approval, procure in advance of Customer POs for assemblies, pursuant to the Prototype Quantity Build for each top level and board level assembly, the Components and/or the Long Lead Time Components, NCNR Components and/or Special Components, as required for each top level and board level assembly. Plexus shall purchase all components in accordance with Customer's approved vendor list (AVL) exclusively. Any deviation from the AVL must be authorized in writing by Customer prior to purchase by Plexus.

B.  MANUFACTURING PHASE

The terms and conditions set forth in this Section B, Manufacturing Phase, as well as the terms and conditions set forth in Section C, Standard Terms and Conditions, shall be applicable to this portion of the Agreement.

     1.  DEFINITIONS
         For the purpose of this Manufacturing Phase:

         "Long Lead Time Component(s)" shall mean all of those individual parts and materials whose current lead times extend beyond forty (40) business days. The Long Lead Time Components may, from time to time, be reviewed by Plexus and Customer, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or Long Lead Time Components for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Customer.

         "NCNR Component(s)" shall mean those parts that are not cancelable once placed on order with Plexus suppliers, and are not returnable once delivered to Plexus. The NCNR Component(s) may, from time to time, be reviewed by Plexus and Customer, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or NCNR Component(s) for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Customer.

         "Special Component(s)" shall mean those parts that have special procurement conditions such as limited change parameters or other special liability conditions that are required by Plexus' suppliers. The Special Component(s) may, from time to time, be reviewed by Plexus and Customer, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or Special Component(s) for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Customer.

         "Monthly Rolling Quantity Forecast of Delivery Requirements" shall mean the written documents provided to Plexus by Customer each month indicating the delivery requirements projected for the next six
         (6)months.

     2.  AUTHORIZATION OF WORK/PROCUREMENT OF MATERIALS

         The following terms will apply:

         a) The purpose of this section is to define the methods under which Plexus will procure materials to support manufacturing of product for the Customer. The intent is to provide the Customer with flexibility to alter and/or cancel schedules within a reasonable period of time while at the same time minimizing Plexus liability that is a result of those alterations and cancellations. In order to offer the best possible price, Plexus does not attempt to build unanticipated carrying charges into its price. When changes in Customer requirements occur that cause Plexus to incur unanticipated expenses that are the result of Customer actions, the Customer is expected to reimburse Plexus for the costs incurred.

         b) For each top level assembly and/or board level to be manufactured, Plexus establishes a manufacturing lead time, which is the number of business days it will take, on average, to receive and kit all components, assemble, test and ship the lot. Unless otherwise noted, this manufacturing lead-time is twenty (20) business days. Plexus schedules all components for a particular lot of assemblies to arrive one manufacturing lead-time prior to the Customer due date. Plexus then uses this information, together with the Forecast and Purchase Order information as defined below, to place commitments to its suppliers for materials.

         c) At the beginning of each month, Customer will provide a six (6) month rolling Forecast of total requirements listing top level assembly and/or board level assembly requirements by month. This monthly rolling Forecast shall be used by Plexus to determine the Components and/or the Long Lead-Time Components, NCNR Components and/or Special Components that Plexus must obtain and/or procure and/or inventory, and unless otherwise agreed to, Plexus will negotiate pricing contracts with its supplier based upon the Forecast. Changes from the previous month's Forecast are allowed to the current Forecast as follows:

            i)   Current Month:              No Change Allowed

            ii)  Second Month:               Up to 50% reduction, to be negotiated in
                                             lieu of Attachment B.

            iii) Third Month:                Up to 75% reduction, to be negotiated in
                                             lieu of Attachment B.

            iv)  Fourth Month (and beyond):  As required; increase or decrease

            Changes in excess of these parameters may be mutually agreed to by Plexus and Customer.

            Changes to the monthly rolling Forecast may result in an excess inventory position (due to component market conditions), the impact for which is not considered in the original cost of the assembly. In addition, Plexus may have to place orders for quantities of components in excess of that required to support Customer requirements. This may be as a result of minimum order size requirements or standard package sizes from the supplier. In the event that the monthly rolling forecast does not define component consumption of sufficient magnitude to eliminate the excess inventory within sixty (60) business days, Plexus will notify Customer of its excess inventory position of Components and/or Long Lead Time Components, NCNR Components and/or Special Components that Plexus has procured and is inventorying and/or has on order with its suppliers. Upon receipt of such notification, Customer will purchase the excess inventory at Plexus' actual cost plus the agreed upon quoted material markup. Payment terms are net thirty (30) days.

         d) At the end of each quarter, Customer will issue Purchase Orders ("POs") for top level and/or board level assemblies in accordance with, but not limited to, the monthly rolling Forecast of total requirements. These POs will cover the next quarter's total requirements. New pricing will actually take effect the second month of the new quarter and run for three (3) continuous months.

         e) Plexus shall procure in advance of Customer POs for assemblies, pursuant to the monthly rolling Forecast for each top level and board level assembly, the Components and/or the Long Lead Time Components, NCNR Components and/or Special Components, as required for each top level and board level assembly. Plexus shall purchase all components in accordance with Customer's approved vendor list
            (AVL) exclusively. Any deviation from the AVL must be authorized in writing by Customer prior to purchase by Plexus.

         f) Customer may request that Plexus purchase from Customer certain components that the Customer has in its inventory as a result of the transfer of new business to Plexus. Plexus and Customer will negotiate in good faith to determine pricing and title transfer of such inventory. In addition, open component purchase order(s) with Customer's suppliers may be transferred to Plexus upon mutual agreement.

         g) Customer will communicate a monthly Production Schedule to Plexus outlining the top level assembly and/or board level production requirements. The Production Schedule will be firmed for the current month fifteen (15) business days prior to the start of that month, will be within Forecasted quantities, and have a six (6) month rolling horizon. Changes to the Production Schedule are allowed as follows:

            (1) Current Month:             No Change Allowed
            (2) Second Month:              Up to 50% reduction, to be negotiated
                                             in lieu of Attachment B.
                Third  Month:              Up to 75% reduction, to be negotiated
                                             in lieu of Attachment B.
            (3) Fourth Month (and beyond): As required; increase or decrease

            Changes to the Production Schedule within the current month may be mutually agreed to by Plexus and Customer.

            i) At any time during the current month, Customer may exercise an increase or decrease in delivery requirements (Flexibility Quantity). This Flexibility Quantity is limited to a maximum accumulation of the Flexibility Percentage outlined in Attachment B for each top level and board level assembly, for the current month's production based on the average of the current sixty (60) business days of the Forecast. This Flexibility Quantity will be available within ten (10) business days of the Customer request. Additional Flexibility Quantity may be mutually agreed to by Plexus and Customer. Any finished goods inventory (FGI) at the end of the current month will be netted from the Forecast in accordance with the change provisions of this Agreement. Unless otherwise noted, any remaining FGI at the end of the quarter will be shipped to Customer on the last business day of the last month of the quarter.

            ii) For Production Schedule decreases issued within the current month beyond the allowable Flexibility Quantity decrease, the Customer will either:

                  (1) Accept shipment of the completed assemblies within the current month as originally scheduled: or

                  (2) Pay full price and accept title and risk of loss for
                      completed assemblies and any work in process materials and labor

            iii) For Production Schedule decreases issued outside the current month and beyond the allowable Production Schedule decrease parameters, the Customer will:

                  (1) Pay for and accept title and risk of loss for the value of the components (cost plus the agreed upon quoted material markup) which Plexus is unable to return or reschedule to meet the new schedule requirements, and

                  (2) Pay Plexus for any additional cost from suppliers
                      resulting from the prescheduling.

            iv) For Production Schedule increases beyond the allowable Flexibility Quantity, Plexus will make its best effort to obtain the components necessary to meet Customer requirements. However, Plexus may be unsuccessful in obtaining all of the components required to meet the Customer's increased requirements. In that situation, Plexus reserves the right to Customer payment of the value of all inventory in house as of the delivery date that is a result of the increased requirement.

         h) The term "Engineering Change(s)" (hereinafter called "EC" or "EC's") shall mean those mechanical, software, or electrical design and/or specification and requirement changes which, if made to the assemblies to be delivered hereunder, would affect the schedule performance, reliability, availability, serviceability, appearance, dimensions, tolerance, safety or purchase price of such assemblies or which would require additional approval test.

            Plexus may determine that Engineering Changes will affect its ability to maintain the delivery schedule, due to the lead time of newly specified parts and/or the impact of substantial rework or modification. Under these circumstances, Plexus reserves the right to define a new Production Schedule for delivery and treat this as a Production Schedule change, with the Customer liability as defined under section 2e above.

            Upon receipt, Plexus shall review Customer's proposed EC and Plexus shall give to Customer a written evaluation of the EC, stating Plexus' cost to implement the EC (including the cost to modify any tooling), the excess quantity of Components and/or Long Lead Time Components, NCNR Components and/or Special Components Plexus has inventoried and/or has on order with its Components and/or Long Lead Time Components, NCNR Components and/or Special Components suppliers that are excess due to the EC, and associated costs and expenses such Components and/or Long Lead Time Components, NCNR Components and/or Special Components that Customer shall be liable for and the cost savings, if any, resulting from the EC, and the expected effect on the Production Schedule, availability and/or purchase price of such assemblies, or which may require additional approval tests by Customer. Plexus will submit its written evaluation to the Customer within five (5) business days after receipt of the proposed EC, or in conjunction with Customer's stated timeframe (if possible).

         i) The Customer may provide certain components required to build Customer's assemblies. The Customers inability to provide parts in a timely manner may effect Plexus's ability to meet its delivery schedule and may cause Plexus to incur extraordinary expenses to hold Plexus purchased material and/or labor in process. Under these circumstances, Plexus reserves the right to define a new Production Schedule for delivery based upon component availability information from the Customer and treat this as a Production Schedule change, with the Customer liability as defined under section 2e above.

         j) Customer may cancel requirements defined in orders and/or forecasts at any time before the scheduled delivery date. Any assembly requirements canceled within the manufacturing lead-time of the scheduled delivery date will be invoiced at the full agreed to price for the completed assembly.

            For assembly requirements canceled outside the manufacturing lead time of the scheduled delivery date, Customer's liability to Plexus will be the value of the components in Plexus's inventory (including the full markup as defined in the Plexus quotation), and other components for which Plexus has liability but which are not in Plexus inventory, as well as payment for any and all in-process manufacturing costs and expenses, and reasonable administrative costs and expenses. Plexus will deliver an itemized list of these costs to customer. Customer agrees to pay the costs identified by Plexus within thirty (30) calendar days of notification of such costs. To help minimize the impact of cancellation charges, Plexus will attempt to restock components at the supplier, resell the components, and/or utilize the components on non-customer assemblies.

         k) Reporting requirements are identified in Attachment C.

         l) Cost Reduction: Cost Reductions will be agreed to quarterly. Plexus initiated cost reductions will be shared 50/50 for 6 months. Customer initiated reductions will be passed through at full value. Actual cut-in reduction will based upon, at minimum, inventory at Plexus and committed on-order Product with Plexus's supplier.

         m) Customer Property: Tooling and consigned material - Plexus has the responsibility to have proper security, insurance, and material storage.

         n) Packaging and Shipping:

            i. Product will be shipped to the customer in a manner that meets industry standard packaging requirements. Plexus is not liable for design related packaging issues but is liable for products improperly packaged. Plexus is responsible for the selection of the shipping company unless otherwise directed.

            ii. Distribution Services: Plexus will provide Customer with "Direct Ship" Distribution Services for the specified product(s) identified in Attachment E, attached hereto and made a part hereof. Prior to expanding these services for additional product(s), Plexus and Customer must review and mutually agree upon written changes to this Agreement.

                  Upon manufacturing completion of Direct Ship product, Plexus will invoice Customer and identify/store product as Customer's Finished Goods Inventory in a segregated location in the focus factory. Consequent to the invoice transaction, Customer assumes complete title, liability, and ownership of the Customer's Finished Goods Inventory, which includes insurance coverage and loss of product. Plexus assumes no liability for Customer's Finished Goods Inventory on the premise or in transit.

                  Immediately following the invoice transaction, Plexus will "receive" Direct Ship product onto Customer's computer system (Great Plains.) Customer to provide completely functional computer terminals, with applicable hardware and software, dedicated printer, and access to Customer's computer system. Additionally, Customer will provide necessary training and on-going computer support.

                  When Plexus receives signal to direct ship product, Plexus will complete appropriate actions and transactions on Customer's computer system to package, per specifications, and ship product. Plexus to ship product 3rd party collect. Plexus will guarantee same business day shipment of product for domestic locations, if signal is received prior to 2:00 p.m. CST. For signals received after 2:00 p.m. CST, Plexus will make every effort to ship domestic locations the same business day, but will guarantee next business day shipment. Plexus will guarantee shipment of product for all international locations within two (2) business days.

                  The cost to provide these Direct Ship Distribution Services will be included in the unit price of each assembly shipped. Payment terms and conditions shall be pursuant to this Agreement.

                  Any EC's that will require re-work and/or upgrade for Customer Finished Goods Inventory shall be the sole liability of the Customer and follow standard re-work/upgrade policies and procedures as specified in this Agreement.


         o) Testing Inspection and Acceptance: All products will be tested to the agreed upon process. Customer reserves the right to perform periodic audits or source inspection. Customer also reserves the right to hold product for non-conformances. The two companies must agree upon target test yield goals and implement a process to achieve those goals. Customer will pay for special pilot or pre-production builds. Plexus and Customer will need to agree upon a sample size in conducting a post pack audit. Plexus and Customer must also agree to the sample size for on-going reliability testing.

         p) The parties may conduct a mutual review of component pricing, material markup, and labor on a quarterly basis. The estimated quantity of Products is a factor used to determine unit pricing. In the event of a significant quantity change, either increasing or decreasing the estimated quantity of Products, the parties agree to evaluate and negotiate the impact and timing of unit price adjustments.

     3.  PRICING AND PAYMENT

         As full compensation for the assemblies provided by Plexus hereunder and its obligations contained herein, Customer will make payments subject to terms of NET AMOUNT DUE THIRTY (30) DAYS following the date of the invoice. Unless stated otherwise, prices quoted are F. O. B. Plexus manufacturing facility. Unless specifically stated otherwise, all quoted prices are firm for thirty (30) days from the date of quotation. Quotations are based on drawings, specifications, and other written information available to Plexus at the time of quotation. Any additional data supplied at the time of purchase may necessitate price adjustments. Any manufacturer's tax, retailer's occupation tax, use tax, sales tax, excise tax, or tax of any nature whatsoever imposed on or measured by the transaction between Plexus and Customer shall be paid by the Customer in addition to the prices quoted or invoiced. In the event Plexus is required to pay such tax, the Customer shall reimburse Plexus therefore, within ten (10) days of written demand by Plexus to the Customer for such reimbursement. If the transaction between Plexus and the Customer is exempt from all such taxes, Customer shall provide Plexus with a tax exemption certification or other document acceptable to all taxing authorities at the time the order or contract is submitted. The parties further agree to the credit terms and conditions set forth in Attachment D, attached hereto and made a part hereof. Plexus and Customer will review the status of deposit and credit history on a regular basis; and, after sufficient credit history is established by the Customer, Plexus will remove the credit restrictions set forth in Attachment D, and all business shall resume subject to the payment terms and provisions set forth in this Section 3 above.

     4.  WARRANTY

         PLEXUS EXPRESSLY WARRANTS THE WORK AS SET FORTH HEREIN. PLEXUS MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES). IN ADDITION, THE FOLLOWING SHALL CONSTITUTE THE EXCLUSIVE REMEDIES FOR CUSTOMER FOR ANY BREACH BY PLEXUS OF ITS WARRANTIES HEREUNDER.

         Plexus warrants the assemblies against all defects in: (a) workmanship
         - where the assemblies do not conform to the agreed upon manufacturing specifications, for a period of fifteen (15) months from date of shipment, provided agreed upon testing is conducted by Plexus prior to shipment, except as set forth below; and (b) turnkey components - the warranty period provided by the component manufacturer to Plexus or Customer, to the extent possible or allowed by the component manufacturer. Plexus will not be liable for component failures beyond the manufacturer's warranty unless failures are determined to be caused by the sole negligence of Plexus and as a result of Plexus's manufacturing process. Plexus shall repair or replace, at Plexus's option and free of charge, any portion of the assemblies which is returned to Plexus's factory securely packaged, insured and with freight pre-paid within the warranty period, and which upon examination Plexus determines in its sole discretion to be defective in workmanship. Plexus will return the repaired or replaced assemblies to customer with freight pre-paid.

         Plexus is responsible for determining root cause of any defective assemblies, and will work with Customer and material supplier to develop corrective actions. Customer and Plexus will work cooperatively in pursuing corrective action if a third party is determined to cause failures. In the event Customer and Plexus are unable to reach an agreement for a resolution of a deficiency caused by a third party, then Plexus will recommend the final solution and/or corrective action plan to remedy any defect caused by such third party. Plexus will allow Customer to participate in any discussions with such third party as requested.

         This Warranty does not apply to:

         a) Design deficiencies. Plexus expressly disclaims any warranty responsibility for design deficiency, and for infringement for the like.

         b) Any modifications and/or alterations made to the Assemblies, or any portion thereof, without the express written authorization of Plexus obtained in advance. If this is the case, all warranties made herein are invalid and Customer shall have no further remedies hereunder against Plexus.

         c) Any defect, loss or damage resulting from theft, loss, fire, misuse, abuse, negligence, vandalism, acts of God, accident, casualty, power failures or surges, alteration, modification or failure to follow installation, operation or maintenance instructions, or any other cause beyond Plexus's reasonable control.

         d) Any defect, unless written notice of the defect is given by the Customer to Plexus as soon as practical after the defect first appears. The right to make a claim under this warranty expires fifteen (15) months from the date of shipment. Actions taken by Plexus to correct any defect shall not extend beyond this period.

         e) Components incorporated into the assemblies.

         IN NO EVENT, REGARDLESS OF CAUSE, SHALL PLEXUS BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND, WHETHER IN CONTRACT OR IN TORT, ARISING FROM ITS PERFOMANCE UNDER THIS AGREEMENT.

     5.  TEST EQUIPMENT

         Unless otherwise noted, any test equipment quoted herein is warranted to be free from defects in material and workmanship for a period of one
         (1) year from the date of certification, provided Customer agrees that Plexus shall be entitled to use its own preferred Supplier for purposes of this section relating to test equipment and/or material.

         After the warranty period the equipment will be repaired on a time and materials basis. Labor will be charged at the current billing rate. Parts will be charged at cost plus 25%. Travel expenses will be added to any repairs including travel between Plexus and/or one of its affiliates. All dedicated test/burn in fixtures will be progress billed monthly up to 95% of the program cost. The remaining 5% is due upon fixture certification.

     6.  DOCUMENTATION

         The Customer is responsible for supplying Plexus with complete documentation. This includes, at a minimum, (three) 3 complete and current sets of documentation including, at a minimum, all prints, softwares, artwork, and bill of materials with manufacturer and part number, and any specifications, including test specializations or procedure, called for on any customer prints. It is the Customer's responsibility to assure that Plexus receives timely notification of any changes to the documentation, and updated prints reflecting the changes.

     7.  TOOLING

         All tooling produced or obtained for the assemblies delivered hereunder and paid for by Customer shall become and remain the property of Customer at the time payment in full is received for the tooling by Plexus. Such tooling shall be used by Plexus only for the benefit of Customer, and shall be delivered to Customer upon request. If Customer requests the return of any tooling from Plexus and Plexus determines the return of such tooling prevents Plexus from providing the assemblies to Customer, then Plexus shall inform Customer in writing, and Customer and Plexus shall negotiate a mutually acceptable resolution.

         Customer, at its sole discretion, may consign to Plexus, items, including, but not limited to, materials and/or equipment relating to the production and/or testing of the assemblies at Plexus's location. The material and/or equipment shall be utilized by Plexus only for the production and/or testing of the assemblies. Customer shall assist Plexus in installing the materials and/or equipment and shall provide training and maintenance instructions, if requested by Plexus or required by Customer. Customer shall be responsible for repairing, upgrading, replacing and/or maintaining the materials and/or equipment consigned to Plexus. However, Plexus shall provide routine maintenance.

         All tooling quoted herein is quoted at the cost to Plexus from its suppliers. A procurement charge of 10% will be added to all tooling with a cost of less than $5,000, and a 5% procurement charge added to all tooling with a cost of $5,000 or greater.

     8.  TERMINATION AND CANCELLATION OF MANUFACTURING PHASE

         During the Manufacturing Phase, either party shall have the right to terminate any or all activities under this agreement for any reason and at any time upon ninety (90) days prior written notice to the other party. Plexus agrees to immediately terminate the specified activity pursuant to this Agreement upon termination or cancellation. If this entire Agreement is terminated, all existing Customer POs shall be deemed to have been canceled unless otherwise specified by Customer. Customer agrees to reimburse Plexus for unrecovered expenses. In addition, Customer and Plexus shall negotiate a settlement of charges, if any, for reasonable and allowable expense directly incurred by Plexus including, but not limited to, manufacturing process ramp down costs and packaging and transportation costs and expenses, and the return to Customer of any Customer owned material(s), tools, equipment and/or any other related items, consistent with Section B2, above.

         If this entire agreement is terminated, then Plexus shall:

         a) Deliver to Customer all completed assemblies which conform to the applicable and then current specifications and requirements; and

         b) Return to Customer, at Customer's expense, all tooling, equipment, Components and/or Long Lead Time Components, drawings, specifications, documentations and supplies that are owned by Customer pursuant to the Agreement; and

         c) Prepare and submit to Customer an itemized document to include the quantity of assemblies in the production process.

         Upon such termination, all existing Customer POs shall be deemed to have been canceled unless otherwise specified by Customer and Customer, agrees to reimburses Plexus for unrecovered expenses, consistent with section B2, above.

C.  STANDARD TERMS AND CONDITIONS

The terms and conditions set forth in this Section C, STANDARD TERMS AND CONDITIONS shall be applicable to both the Product Development and Prototype Phase and the Manufacturing Phase of the Agreement.

     1.  MUTUAL COOPERATION

         Plexus represents that it will pursue the Agreement to the best of its ability and in the best interest of the Customer, and the Customer represents that it will cooperate with Plexus in reaching the objectives of the Agreement. Plexus and Customer will mutually agree on the appointment of a project manager for the duration of the Agreement. Plexus will require the Customer to establish one person to coordinate all activities through. In the event that the project manager is not operating in the best interest of the Customer, the Customer shall contact Plexus to discuss Agreement related concerns and/or complaints.

     2.  CONFIDENTIAL INFORMATION

         Plexus will use its best efforts to prevent the disclosure of any confidential information, unless specifically instructed otherwise in writing by the Customer, and excepting in such instances where Plexus may be compelled by law to make disclosures. The mechanisms for controlling and processing confidential information may be covered under a separate Confidential Disclosure Agreement (if required).

     3.  FORCE MAJEURE

         Plexus shall not be liable for any delay in or failure of performance under this agreement due to any contingency beyond Plexus's control, including, but not limited to, an act of God, war, insurrection, fire, riot, strike or labor dispute, sabotage, act of public enemy, flood, storm, accident, equipment failure, inability to obtain suitable or sufficient labor or material, laws or regulations, or any other cause beyond its reasonable control.


     4.  INTELLECTUAL PROPERTY RIGHTS

         All patents, copyrights, trademarks, or other rights pertaining to inventions, developments, or improvements made in the course of the work are the property of Customer. Plexus will, upon written direction from Customer, execute any and all papers and documents prepared or submitted by Customer as may be reasonably required to transfer or secure to Customer full title and authority over such rights. Plexus will be compensated by Customer for time and expense as incurred in this obligation at the then current billing rates for those of its employees necessary for these purposes.

         Customer agrees that it shall assume all responsibility for determining whether the assemblies to be designed and assembled infringe on any patent, copyright or trademark, and Customer shall indemnify and hold harmless Plexus from any liability, including legal costs and expenses, damages and attorney fees arising from any claim demand or suit, including a claim by Customer, based on allegations or claims that the assemblies or any design, patent, copyright, or trademark sought to be obtained or obtained by Customer as a result of this agreement constitutes an infringement of any patent, trademark or copyright of the United States or any foreign county.

         In the event any such claim or suit is asserted or instituted against Plexus, Plexus shall promptly notify Customer of the assertion of any such allegation or claim. Customer shall thereupon assume responsibility for and conduct the defense of each assertion or suit at its expense, and reasonable information and assistance for the defense of same shall be provided by Plexus for which Plexus will be compensated for time and expenses at its then current billing rate. Plexus shall have the right, at its expense, to be represented in the defense of any such assertion or suit by counsel of its own selection.

         The prices quoted do not include, unless specifically stated otherwise, the cost for testing and/or submittals for assembly approvals or any annual file maintenance fee, such as for UL, VDE, CSA or FCC. Plexus will assist Customer in obtaining such approvals and charge for same services at Plexus's current hourly billing rate.

     5.  LIABILITY AND INDEMNIFICATION

         Plexus will use its discretion to pursue the Agreement in the best interest of Customer. Plexus will be under no liability to Customer or otherwise for its choice of methods employed, the character or tests and experiments performed, the results obtained, nor for the use which shall thereafter be made by Customer of such results. IT IS UNDERSTOOD THAT OTHER THAN THE WARRANTY SET FORTH IN SECTION B4, NO OTHER GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE GIVEN BY PLEXUS, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PLEXUS SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSENQUENTIAL DAMAGES (INCLUDING LOST PROFITS) SUSTAINED OR INCURRED IN CONNECTION WITH THIS AGREEMENT.

         Customer will fully indemnify and hold harmless Plexus from any and all liability, claims demands, costs and expense arising out of the use, publication, and/or marketing of the results of Plexus's efforts, the functioning of the assemblies or the product(s) which they are a part of, or any other matter resulting from Plexus's performance under this Agreement, whether such liability, claims or demands be in the nature of patent, trademark or copyright infringement, public or product liability, contract liability, or otherwise during or following the terms of this Agreement, and Customer shall, at its own expense, defend any and all such actions based thereon and shall pay all attorney's fees and cost and other expenses arising therefrom.

         Plexus will not be liable for errors, or expenses which may be incurred in its performance of this work which results from the engineering and/or design of the Assemblies, or from Plexus's reliance upon information, technological records, sketches, drawings, or prototypes furnished by Customer or Customer's design engineering firm. Customer will forthwith, during the term of this Agreement, notify Plexus of any and all information, technology changes, or other facts relevant to any aspect or phase of the Agreement.

     6.  YEAR 2000 ("Y2K")

         Customer shall maintain systems and procedures that ensure that all assemblies delivered by Plexus shall conform to purchase order requirements and shall not be affected by the transition from the year 1999 to the year 2000 (Year 2000 Compliance.) Customer agrees that if any Special Tooling and/or Equipment is supplied by Customer, Customer warrants that: (i) the operation of such deliverables on or after January 1, 2000, without limitation to date, shall in no way be different from their operation prior to that date; and (ii) such deliverable will be able to process, store, record and present data containing dates in the Year 2000, and thereafter without limitation as to date, in the same manner as data containing dates prior to the year 2000. Plexus assumes no liability for, nor will bear any additional costs relating to assemblies that are not Year 2000 compliant. Customer agrees to indemnify and hold harmless Plexus from any and all liability, claims, demands, costs and expenses arising from Customer's non-compliance with Year 2000. Customer further agrees, at its own expense, to defend any and all such actions based on such non-compliance and shall pay all attorney's fees and costs and other expenses arising therefrom including reimbursement to Plexus for any expenses or costs related thereto. Plexus shall not be liable for errors, or expenses which may be incurred from Plexus's reliance upon Customer's compliance with Year 2000.

         Upon request by Plexus, Customer agrees to provide written certification to Plexus by completing a "Certification Notice", certifying: (1) the operating systems used by Customer will operate satisfactorily and will not be affected by the transition from the year 1999 to the year 2000; (2) issues relating to Year 2000 compliance will not interrupt the flow of Products (including goods and services) from Plexus to Customer; (3) Plexus delivery of Products will not cause Plexus to bear any additional costs to facilitate operating without interruption and (4) Customer will meet Plexus deadline of September 30, 1999 to be fully Year 2000 compliant.

     7.  CONSENT TO JURISDICTION AND APPLICABLE LAW

         The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Wisconsin in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be determined by such courts. The parties hereby waive, to the fullest extent possible, the defense of an inconvenient forum to the maintenance of such action or proceeding, and the parties agree that a final judgement in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other matter provided by law.

         The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of Wisconsin, irrespective of the conflicts of laws provisions thereof.

     8.  NO RECRUITING

         Plexus and the Customer agree that during the term of this program and for twelve (12) months thereafter, it shall not solicit or recruit (even through professional recruiters) the employees of the other. This shall not preclude an employee of either Plexus or the Customer from independently pursuing and securing employment opportunities with the other on such employee's own initiative.

     9.  ENTIRE AGREEMENT

         This Agreement, along with the proposal, and Confidential Disclosure Agreement and/or quotation (if any) and Plexus's invoices, contains the entire understanding of the parities pertaining to the subject matter hereof, and no other agreements, oral or otherwise, shall be deemed to exist or to bind the parties. Notwithstanding anything to the contrary contained herein, the parties hereto agree that the terms and conditions set forth herein and in Plexus's invoices, proposal and Confidential Disclosure Agreement (if any), shall supersede any and all terms and conditions submitted by the Customer in any document, including but not limited to any terms and conditions contained in the Customer's purchase order. This agreement may not be modified or terminated orally, and no claimed modification, termination, or waiver shall be binding unless in writing and signed by both parties.

Accepted and agreed to:

CUSTOMER:                                     PLEXUS:
ARROWPOINT COMMUNICATIONS
                                              ENGINEERING AUTHORIZATION:

By:  /s/ Jeffrey K. White                     By: /s/ Michael T. Verstegen
   -----------------------                        -----------------------
                                                      Michael T. Verstegen

Title:  Vice President of Manufacturing       Title:  Executive Vice President
        -----------------------                   -----------------------

Date:  8/26/99                                Date:    9/17/99
    -----------------------                       -----------------------


                                              MANUFACTURING AUTHORIZATION:

                                              By:  /s/ Chuck Williams
                                                  -----------------------
                                                       Chuck Williams

                                              Title:  Vice President
                                                  -----------------------

                                              Date:       9/20/99
                                                  -----------------------

  Confidential Materials omitted and filed separately with the Securities and
                              Exchange Commission.
                        Asterisks denote such omission.

                                  ATTACHMENT A
                 PROTOCENTER PARTS/LABOR PRICING MODEL ESTIMATE


1.       Parts/materials-mark-up (reduced from our standard rate of 25%):

                            PROTOCENTER
                        --------------------
             CS100             [**]
                        --------------------
             CS800             [**]

2. Labor Estimating Model for machine and assembly. Note that this Pricing Model Estimate is for estimating purposes only and that prototype pricing could drastically change if there are changes to components, board size, density, complexity, layers, or unknown technologies. Set-up cost play a significant role in prototype builds, therefore the quantity involved is also a significant factor.

         ASSUMPTIONS                           LARGE BOARD            SMALL BOARD
                                          ---------------------- -----------------
         SIMILARITY                            SWITCH FAB               FENNICK
                                          ---------------------- -----------------
         DELIVERY                                5 DAYS                  5 DAYS
                                          ---------------------- -----------------
         QTY. OF BUILD                             25                      25
                                          ---------------------- -----------------
         SIZE                                    10 X 14                 6 X 8
                                          ---------------------- -----------------
         QTY. COMPONENTS                          2,200                   500
                                          ---------------------- -----------------
         QTY. UNIQUE PARTS                         160                     50
                                          ---------------------- -----------------
         QTY. NETS (APPROX.)                      5,000                  1,500
                                          ---------------------- -----------------
         QTY. BGA'S                                10                      2
                                          ---------------------- -----------------
         QTY. PRESS FITS                            1                      1
                                          ---------------------- -----------------
         QTY. SOT'S                                120                     42
                                          ---------------------- -----------------
         SMT                                   BOTH SIDES              BOTH SIDES
                                          ---------------------- -----------------
         PTH                                   SINGLE SIDE            SINGLE SIDE
                                          ---------------------- -----------------
         MDA TEST                             NOT INCLUDED            NOT INCLUDED
                                          ---------------------- -----------------
         PRICE PER BOARD
         QTY 10 UNITS                             [**]                    [**]
         QTY 25 UNITS                             [**]                    [**]

Lead Time Delivery      Adjustment Multipliers
----------------------- ----------------------
Lead Time               Multiplier
----------------------- ----------------------
3 days                  1.200
----------------------- ----------------------
5 days                  1.000
----------------------- ----------------------
12 days                 0.915
or greater
----------------------- ----------------------

Note: In some cases, 50 piece builds may not be possible to complete due to production limitations.

This Pricing Model Estimate is provided herein only for the convenience of Arrowpoint to use for estimating future prototypes. MDA Test will be quoted on a case by case basis.

3. MDA Takaya Testing (reduced from our standard rate of $125 per hour) shall be $100 per hour.

                                  ATTACHMENT B

                      FLEXIBILITY PERCENTAGES PER ASSEMBLY



TO BE DETERMINED AT A LATER DATE BY MUTUAL AGREEMENT BETWEEN THE PARTIES.

CUSTOMER:       J. K. W. 8/26/99                PLEXUS:         C. W. 9/20/99
                ----------------                                -------------
               INITIAL/DATE                                     INITIAL/DATE

                                  ATTACHMENT C


                             REPORTING REQUIREMENTS



TO BE DETERMINED AT A LATER DATE BY MUTUAL AGREEMENT BETWEEN THE PARTIES.

CUSTOMER:         J. K. W. 8/26/99          PLEXUS:           C. W. 9/20/99
                  ----------------                            -------------
                  INITIAL/DATE                                INITIAL/DATE

                                  ATTACHMENT D


March 3, 1999

Ms. Linda Russell
ArrowPoint Communications
235 Littleton Road
Westford, MA  01886

Dear Linda,

I just wanted to follow up on the agreements we have reached verbally regarding the credit arrangement between Plexus Electronic Assembly Corporation and ArrowPoint Communications.

1) ArrowPoint Communications, upon request from Electronic Assembly Corporation, will provide to Electronic Assembly Corporation, confirmation of the available cash balances under ArrowPoint's control. Such confirmation shall be from the bank or investment firm in which the funds are held.

2) ArrowPoint will provide quarterly financial statements to Electronic Assembly for review. Statements will be provided within 20 working days after the close of each quarter. All information will be strictly confidential and for internal use only.

3) Invoice terms will be NET 30 days from invoice date. Payment to be received by Electronic Assembly Corporation on the 30th day.

4) An initial credit limit of $400,000 has been established for accounts receivable. If in the course of business this initial limit is exceeded, you will be contacted and may be required to pay some invoices before the NET 30 day term so as to remain within the limit. Any increase in the limit will be based upon length and status of credit history.

I thank you for your cooperation in working to establish these credit standards, and look forward to a mutually beneficial relationship between our two companies. If you have any questions or concerns, please feel free to contact me direct (920) 751-3437.


Sincerely,


Paul A. Morris
Controller


Cc: Sue Herrmann, EAC
       Matt Knight, Plexus
       Bob Kronser, EAC

                                  ATTACHMENT E


Plexus to provide Customer with Direct Ship Distribution Services for the following product(s):

         -        CS100-LAN-01


         Other products may be added with Customer and Plexus Corp. mutual agreement.